UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

APACHE CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:
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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 14, 2020

The following Notice of Change of Location (the “Notice”) relates to the notice of annual meeting of shareholders and proxy statement (the “Proxy Statement”) of Apache Corporation (the “Company”), dated April 3, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2020 annual meeting of shareholders to be held on Thursday, May 14, 2020. These definitive additional materials are being filed with the Securities and Exchange Commission and made available to shareholders on or about April 27, 2020.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NEWS RELEASE

NOTICE OF CHANGE OF LOCATION

OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 14, 2020

HOUSTON, April 27, 2020 – Apache Corporation (NYSE, Nasdaq: APA) (the “Company”) today announced that, due to the ongoing public health risks and safety concerns related to the coronavirus (COVID-19) pandemic, the location of the Company’s annual meeting of shareholders has been changed to a virtual-only format, as described below. Shareholders will not be able to attend the meeting in person. The meeting date and time have not changed, only the format.

Virtual Annual Meeting of Shareholders

Meeting Date:	Thursday, May 14, 2020
Meeting Time:	10:00 a.m. (Houston time)
Meeting Access:	https://web.lumiagm.com/225960761
Meeting Code:	APACHE2020 (the meeting code is case sensitive)

An audio recording of the webcast of the annual meeting will be available to the public on the Company’s website as soon as practicable after completion of the meeting and will remain available for at least 30 days thereafter.

Accessing the Annual Meeting and Voting

Shareholders of Record: Each holder of record of the Company’s common stock as of the close of business on March 16, 2020 may attend and vote at the annual meeting by accessing the URL set forth above and following the online instructions, which will include entering the meeting code set forth above (which is case sensitive) and the record holder’s unique control number, which may be found on the proxy card or notice of internet availability of proxy materials previously received by the record holder. To vote at the annual meeting during the polling period, shareholders of record will be provided a link in the virtual meeting to cast their ballot online. Instructions will be provided in the meeting.

Beneficial Owners: Each shareholder who holds shares through an intermediary, such as a bank, broker, or other nominee (in “street name”), may attend and vote at the annual meeting by first contacting their bank, broker, or other nominee to request a legal proxy. All requests for registration and legal proxy should be labeled as “Legal Proxy” and be received by the shareholder’s intermediary no later than 5:00 p.m. (Houston time) on Thursday, May 7, 2020. A new control number must be issued to the shareholder for the shareholder to register for and attend the virtual annual meeting. Once a new control number is issued, the shareholder may attend the virtual annual meeting using the instructions set forth above for shareholders of record. To vote at the annual meeting during the polling period, the shareholder will be required to send a copy of the legal proxy and a ballot to the email address provided in the meeting. Instructions will be provided in the meeting.

Attending as a Guest: Shareholders without a valid control number or any other interested individuals may also attend the virtual meeting by accessing the URL above and following the instructions to attend as a guest, but such individuals will not have the option to vote shares.

NOTICE OF CHANGE OF LOCATION OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 14, 2020

Those who plan to attend or view the annual meeting are encouraged to log into the website early, to ensure there are no technical problems. Online check-in will begin 30 minutes before the annual meeting begins. Technical support for accessing the virtual meeting is available before the annual meeting by calling 1-800-468-9716.

Voting: Shareholders are encouraged to vote and submit proxies in advance of the annual meeting by one of the methods described in the proxy materials. Whether or not shareholders plan to attend the annual meeting, they may continue to use proxy cards included with the proxy materials previously distributed to vote their shares. For shareholders who have already voted, no additional action is required. Shareholders may also vote their shares electronically during the annual meeting as described above.

Asking Questions

Shareholders may submit questions in advance of the annual meeting by emailing 2020AnnualMeeting@apachecorp.com no later than May 12, 2020 at 5:00 p.m. (Houston time). Any questions that are inappropriate, not pertinent to the meeting, or otherwise fail to meet the rules of conduct for the meeting will be excluded. Any substantially similar questions will be grouped together to provide a single response. Pre-submitted questions meeting these requirements may be answered during the meeting as time permits.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Egypt and the United Kingdom and exploration activities offshore Suriname. Apache posts announcements, operational updates, investor information and all press releases on its website, www.apachecorp.com.

Contacts

Investor: (281) 302-2286 Gary Clark

Media: (713) 296-7276 Phil West

Website: www.apachecorp.com

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